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                                                                    EXHIBIT 4(c)




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                               HERMAN MILLER, INC.


                          ----------------------------


                                 FIRST AMENDMENT
                          Dated as of February 11, 1999


                                       to


                             NOTE PURCHASE AGREEMENT
                            Dated as of March 1, 1996


                          ----------------------------


                   Re: $70,000,000 6.37% Series A Senior Notes
                                Due March 5, 2006

                     $15,000,000 6.08% Series B Senior Notes
                                Due March 5, 2001

                     $15,000,000 6.52% Series C Senior Notes
                                Due March 5, 2008





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                   FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT

         THIS FIRST AMENDMENT dated as of February 11, 1999 (this "First Amendment") to the Note Purchase Agreement dated as of March 1, 1996 is between HERMAN MILLER, INC., a Michigan corporation (the "Company"), and each of the institutions which is a signatory to this First Amendment (collectively, the "Noteholders").

                                    RECITALS

         A. The Company and the Noteholders have heretofore entered into a Note Purchase Agreement dated as of March 1, 1996 (the "Note Agreement"). The Company has heretofore issued its $70,000,000 6.37% Series A Senior Notes due March 5, 2006, its $15,000,000 6.08% Series B Senior Notes due March 5, 2001 and its $15,000,000 6.52% Series C Senior Notes due March 5, 2008 (collectively, the "Notes"), all dated March 5, 1996, pursuant to the Note Agreement.

         B. The Company and the Noteholders now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.

         NOW, THEREFORE, upon the satisfaction of the condition precedent to the effectiveness of this First Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:


SECTION 1.             AMENDMENTS

         Section 1.1. Section 10.3 of the Note Agreement shall be and is hereby deleted.

         Section 1.2. Section 10.4(d) of the Note Agreement shall be and is hereby amended to read as follows:

                 "(d) Additional Funded Debt, provided that at the time of incurrence and after giving effect thereto and to the application of the proceeds thereof, the ratio of (i) Consolidated Funded Debt to (ii) Consolidated EBITDA for the four fiscal quarters ending immediately preceding the time of such incurrence does not exceed 3 to 1."

         Section 1.3. Section 10.5 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

                 "10.5 Limitation on Consolidated Short-Term Debt. The Company will not, and will not permit any Restricted Subsidiary to, have outstanding Consolidated Short-Term Debt unless, for a period of not less than 45 consecutive days during the preceding 12 month period on each day of which the ratio of (v) the sum of (i)



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         Consolidated Short-Term Debt on such day and (ii) Consolidated Funded
         Debt on such day to (z) Consolidated EBITDA did not exceed 3 to 1."

         Section 1.4. Section 10.6(b) of the Note Agreement shall be and is hereby amended to read as follows:

                 "(b) Additional Indebtedness, provided that at the time of incurrence thereof and after giving effect thereto and to the application of the proceeds therefrom, the sum (without duplication) of outstanding (i) Indebtedness of Restricted Subsidiaries (other than Indebtedness referred to in paragraph (a) of this Section 10.6), and
         (ii) Consolidated Indebtedness secured by Liens permitted by Section 10.7(g), does not at any time exceed 5% of Consolidated Total Assets".

         Section 1.5. Section 10.7(g) of the Note Agreement shall be and is hereby amended as follows:

                 "(g). Liens not otherwise permitted by paragraphs (a) through
         (f) above incurred subsequent to the date of Closing to secure Indebtedness, provided that at the time of incurring such additional Indebtedness and after giving effect thereto and to the application of the proceeds therefrom, the sum of such additional Indebtedness and Indebtedness of Restricted Subsidiaries permitted by Section 10.6 (other than Indebtedness referred to in paragraph (a) of Section 10.6) does not exceed 5% of Consolidated Total Assets."

         Section 1.6. The following shall be and is hereby added as a new
Section 10.13 to the Note Agreement:

                 "Section 10.13. Restricted Investments. The Company will not, and will not permit any Restricted Subsidiary to, make any Restricted Investment if the aggregate of Restricted Investments would exceed 5% of Consolidated Total Assets."

         Section 1.7. The following shall be and is hereby added as a new
Section 10.14 to the Note Agreement:

                 "Section 10.14. Interest Coverage. The Company will not permit its ratio of Consolidated EBITDA to Consolidated Interest Expense for the four quarters ending as of each fiscal quarter to be less than 3.75 to 1."

         Section 1.8. The definitions in Schedule B to the Note Agreement of the terms "Adjusted Consolidated Net Worth" and "Consolidated Total Capitalization" shall be and are hereby deleted.

         Section 1.9. The following terms and definitions shall be added as new defined terms in alphabetical order in Schedule B to the Note Agreement:



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         "Consolidated EBITDA" means the sum of (i) net income, (ii) interest expense, (iii) income tax expense, (iv) depreciation expense, and (v) amortization expense, all determined in accordance with GAAP, for the Company and its Restricted Subsidiaries.

         "Consolidated Interest Expense" means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries for such period determined in accordance with GAAP (including imputed interest on Capital Lease Obligations).

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Section 2.1. To induce the Noteholders to execute and deliver this First Amendment, the Company represents and warrants (which representations and warranties shall survive the execution and delivery of this First Amendment) to the Noteholders that:

                 (a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                 (b) the Note Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                 (c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its articles of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause
         (iii)(A)(3) of this Section 2.1(c); and

                 (d) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing.

SECTION 3.            CONDITION TO EFFECTIVENESS OF THIS FIRST AMENDMENT

         Section 3.1. This First Amendment shall not become effective until, and shall become effective when, executed counterparts of this First Amendment, duly executed by the Company and


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the holders of at least 51% of the outstanding principal of the Notes, shall have been delivered to the Noteholders.


SECTION 4.            AMENDMENT FEE

         Section 4.1. As consideration for the approval of this First Amendment, the Company will pay to each Holder an amendment fee equal to 0.25% of the principal amount of the outstanding Notes held by such Holder payable on the effective date of this First Amendment.


SECTION 5.           MISCELLANEOUS

         Section 5.1 This First Amendment shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

         Section 5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Agreement without making specific reference to this First Amendment, but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

         Section 5.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         Section 5.4. This First Amendment shall be governed by and construed in accordance with Illinois law.

         Section 5.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

         IN WITNESS WHEREOF, the Company and the Holders have caused this First Amendment to be executed and delivered by their respective officer or officers thereunto duly authorized.


                                             HERMAN MILLER, INC.




                                             NOTEHOLDERS:



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